UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 15, 2016

Cintas Corporation

(Exact Name of Registrant as Specified in its Charter)

Washington (State or Other Jurisdiction of Incorporation)	0-11399 (Commission File Number)	31-1188630 (IRS Employer Identification No.)

6800 Cintas Boulevard, P.O. Box 625737 Cincinnati, Ohio	45262-5737
(Address of Principal Executive Offices)	(Zip Code)

(513) 459-1200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On August 15, 2016, Cintas Corporation (“Cintas”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among Cintas, G&K Services, Inc. (“G&K Services”) and Bravo Merger Sub, Inc., a wholly owned subsidiary of Cintas (“Merger Sub”), pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into G&K Services (the “Merger”). As a result of the Merger, Merger Sub will cease to exist, and G&K Services will survive as a wholly owned subsidiary of Cintas.

At the effective time of the Merger (the “Effective Time”), each share of G&K Services common stock issued and outstanding immediately prior to the Effective Time (other than dissenting shares and shares held by G&K Services, Cintas, Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive $97.50 in cash, without interest (the “Per Share Merger Consideration”).

Pursuant to the Merger Agreement, subject to certain exceptions, each option to purchase G&K Services common stock outstanding as of the Effective Time, whether vested or unvested, will be converted into the right to receive a cash payment equal to the product of (1) the total number of shares of G&K Services common stock subject to such option and (2) the amount by which the Per Share Merger Consideration exceeds the exercise price per share, less any applicable taxes. Subject to certain exceptions, as of the Effective Time, all other G&K Services equity and equity-based awards, subject to time-based or performance-based vesting conditions, will vest and be converted into the right to receive the Per Share Merger Consideration provided for under their terms in effect immediately prior to the Effective Time.

The purchase price is expected to be financed with a combination of new debt and cash on Cintas’ balance sheet. Cintas executed a commitment letter, dated August 15, 2016, with KeyBank National Association, KeyBanc Capital Markets Inc. and JPMorgan Chase Bank, N.A., that provides up to a 15-month commitment for a $2.3 billion 364-day unsecured bridge loan facility.

The completion of the Merger is subject to customary conditions, including, without limitation, (1) the adoption of the Merger by G&K Services’ shareholders; (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (3) the receipt of Canadian antitrust approvals, (4) the absence of any order, law or other legal restraint or prohibition preventing or prohibiting completion of the Merger, (5) subject to certain exceptions, the accuracy of representations and warranties of Cintas, Merger Sub and G&K Services, and (6) the performance or compliance by Cintas, Merger Sub and G&K Services with their respective covenants and agreements.  Cintas is not required to consummate the Merger if, in connection with obtaining the required regulatory approvals, the parties are required to divest products or services of G&K Services and/or Cintas representing, in the aggregate, more than $300 million in net sales. If the Merger Agreement is terminated due to the failure to obtain antitrust approval, then the Merger Agreement provides for Cintas to pay G&K Services a termination fee of $100 million.

The Merger Agreement includes detailed representations, warranties and covenants of G&K Services, Cintas and Merger Sub. Between the date of execution of the Merger Agreement and the Effective Time, G&K Services has agreed to operate its business and the business of its subsidiaries in the ordinary course of business consistent with past practice, to use reasonable best efforts to preserve intact its business organizations, permits, directors and officers, employees, business relationships, goodwill with the government and relationships with vendors and to comply with certain other operating covenants.

In addition, G&K Services has agreed not to, and not to permit its subsidiaries or any of their respective representatives to, initiate, solicit or knowingly facilitate or encourage any third-party acquisition proposals. Each of G&K Services, Cintas and Merger Sub has agreed to use reasonable best efforts to cause the Merger to be consummated. The Merger Agreement includes termination provisions for both Cintas and G&K Services and provides that, in connection with a termination of the Merger Agreement under specified circumstances, G&K Services will be required to pay Cintas a termination fee of $60 million.  Such specified circumstances include, among others, termination by Cintas for a change of recommendation of the G&K Services Board of Directors, termination by G&K Services in connection with a Superior Proposal (as such term is defined in the Merger Agreement) and G&K Services’ material breach of its covenant not to solicit acquisition proposals.

A copy of the Merger Agreement is attached as Exhibit 2.1 to this report and is incorporated herein by reference. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

The representations, warranties and covenants set forth in the Merger Agreement have been made only for the purposes of that agreement and solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, as well as by information contained in each party’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, such representations and warranties (1) will not survive consummation of the Merger and cannot be the basis for any claims under the Merger Agreement by the other party after termination of the Merger Agreement and (2) were made only as of the dates specified in the Merger Agreement. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement and not to provide investors with any other factual information regarding the parties or their respective businesses.

Item 8.01.             Other Events.

On August 16, 2016, Cintas issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference. On August 16, 2016, Cintas held a conference call to discuss the execution of the Merger Agreement. A copy of the script used for the conference call is attached as Exhibit 99.2. Additionally, Cintas sent an internal communication to its partners regarding the execution of the Merger Agreement, which is attached as Exhibit 99.3.

Additional Information and Where to Find it

In connection with the proposed transaction, G&K Services intends to file a preliminary proxy statement on Schedule 14A with the SEC. G&K SERVICES’ SHAREHOLDERS ARE ENCOURAGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to shareholders of G&K Services. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from G&K Services at its website, www.gkservices.com, or by contacting Jeff Huebschen at 952-912-5773.

Certain Information Concerning Participants

Cintas and G&K Services and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning Cintas’ participants is set forth in the proxy statement, filed September 4, 2015, for Cintas’ 2015 annual meeting of shareholders as filed with the SEC on Schedule 14A and its most recent annual report on Form 10-K. Information concerning G&K Services’ participants is set forth in the proxy statement, filed September 21, 2015, for G&K Services’ 2015 annual meeting of shareholders as filed with the SEC on Schedule 14A and its most recent annual report on Form 10-K. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the proposed merger will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Information

This communication contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements are described in Cintas’ Form 10-K under the heading “Cautionary Statement Regarding Forward-Looking Information”, as well as the information included in Cintas’ Current Reports on Form 8-K and other factors that are set forth in management’s discussion and analysis of Cintas’ most recently filed reports with the SEC. Additional important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the merger not being timely completed, if completed at all; if the merger is completed, the impact of any undertakings required by the parties in order to obtain regulatory approvals; prior to the completion of the merger, Cintas’ and/or G&K Services’ respective businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; and the parties being unable to successfully implement integration strategies. While Cintas and/or G&K Services may elect to update forward-looking statements at some point in the future, Cintas and G&K Services specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Item 9.01.             Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit
Number	Description
2.1*	Agreement and Plan of Merger, among Cintas Corporation, G&K Services, Inc. and Bravo Merger Sub, Inc., dated as of August 15, 2016.
99.1	Press Release, dated August 16, 2016, issued by Cintas Corporation.
99.2	Cintas Conference Call Script
99.3	Cintas Internal Partner Communication

* Certain exhibits and schedules have been omitted and Cintas agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits and schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINTAS CORPORATION

August 16, 2016	By:	/s/ J. Michael Hansen
J. Michael Hansen
Vice President and Chief Financial Officer

Exhibit Index

Exhibit
Number	Description
2.1*	Agreement and Plan of Merger, among Cintas Corporation, G&K Services, Inc. and Bravo Merger Sub, Inc., dated as of August 15, 2016.
99.1	Press Release, dated August 16, 2016, issued by Cintas Corporation.
99.2	Cintas Conference Call Script
99.3	Cintas Internal Partner Communication

* Certain exhibits and schedules have been omitted and Cintas agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits and schedules upon request.